Exhibit 10.7
EXECUTION VERSION
TRUCKING TRANSPORTATION SERVICES AGREEMENT
     This TRUCKING TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of April 26, 2011, by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), collectively referred to as “Parties,” and each individually, as a “Party”.
RECITALS
     WHEREAS, Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company and wholly-owned subsidiary of TLO (“THPP”), owns a pipeline system that currently transports crude petroleum from origins in the states of Wyoming and North Dakota to Mandan, North Dakota (the “High Plains System”);
     WHEREAS, TLO owns and operates a truck-based crude petroleum gathering operation for the High Plains System, using a combination of proprietary and third party trucks dispatched and scheduled by TLO;
     WHEREAS, TRMC desires and requests that TLO (i) cause to be gathered certain crude petroleum from wellheads, fields, control tank batteries or related collection points in the Williston Basin area, (ii) coordinate the pick up and delivery of such crude petroleum to the High Plains System or other delivery points thereto, (iii) upon request coordinate the pick up and delivery of such crude petroleum to third party destinations, and (iv) provide TRMC with certain ancillary services with respect to such gathering and delivery, subject to and upon the terms and conditions of this Agreement; and
     WHEREAS, TLO will gather, coordinate the pickup of and deliver such crude petroleum, as well as provide the aforementioned ancillary services, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
1. DEFINITIONS
     Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
     “Actual Barrels Gathered” means Barrels of crude petroleum that are physically gathered from wellheads, fields, control tank batteries or related collection points in the Williston Basin area and delivered to any of the 13 proprietary truck unloading facilities of TLO set forth in Schedule I, or other delivery points, for movement into the High Plains System or, upon mutual agreement, delivered to third party destinations.
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

     “Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
     “bpd” means Barrels per day.
     “$” means U.S. Dollars.
     “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
     “Commencement Date” has the meaning set forth in Section 4.
     “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Credit” has the meaning set forth in Section 6(b).
     “Excess Volumes” has the meaning set forth in Section 2(b).
     “Extension Period” has the meaning set forth in Section 3.
     “Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
     “Force Majeure Notice” has the meaning set forth in Section 15(a).
     “Force Majeure Period” has the meaning set forth in Section 15(a).
     “General Partner” means the general partner of Tesoro Logistics LP.
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     “High Plains System” has the meaning set forth in the Recitals.
     “Initial Term” has the meaning set forth in Section 3.
     “Mandan Refinery” means the petroleum refinery owned by TRMC and located in Mandan, North Dakota.
     “Minimum Volume Commitment” means an average of 22,000 bpd per Month; provided, however, that the Minimum Volume Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.
     “Month” means a calendar month.
     “Monthly Shortfall Payment” has the meaning set forth in Section 6(b).
     “Monthly Volume Shortfall” has the meaning set forth in Section 6(b).
     “Notice Period” has the meaning set forth in Section 16(a).
     “Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
     “Receiving Party Personnel” has the meaning set forth in Section 21(d).
     “Suspension Notice” has the meaning set forth in Section 16(a).
     “Tank Usage Rate” has the meaning set forth in Section 5(b).
     “Term” has the meaning set forth in Section 3.
     “THPP” has the meaning set forth in the Recitals.
     “TLO” has the meaning set forth in the Preamble.
     “TRMC” has the meaning set forth in the Preamble.
     “Trucking Rate” has the meaning set forth in Section 5(a).
2. VOLUME COMMITMENT
     (a) TRMC guarantees that from the Commencement Date through the end of the Term, TRMC will request that TLO cause to be gathered and delivered each Month, from wellheads, fields, control tank batteries or related collection points in the Williston Basin area to any and/or all of TLO’s proprietary crude petroleum truck unloading facilities specified on Schedule I, or other third party destinations, the Minimum Volume Commitment each Month, or, in the event that TRMC fails to request that TLO do the foregoing, shall remit to TLO the Monthly Shortfall Payment referred to in Section 6(b) below.
     (b) TRMC may request that volumes of crude petroleum in excess of the Minimum Volume Commitment be gathered, transported and delivered by TLO (“Excess Volumes”). Any Excess Volumes so gathered and delivered by TLO shall be transported at the Trucking Rate specified in Section 5(a) below.
     (c) If TLO constructs or adds (by purchase or otherwise) additional truck unloading facilities adjacent to the High Plains System, then TLO shall supplement, modify or otherwise update Schedule I attached hereto, specifying such new truck unloading facility, provide an updated Schedule I to TRMC as soon as reasonably practicable, but in any event before TLO brings such truck unloading facility into operation, and any crude petroleum volumes gathered and delivered by TLO on behalf of TRMC to such truck unloading facilities shall be counted towards TRMC’s Minimum Volume Commitment.
     (d) If THPP or any third party constructs any new pipeline (gathering or otherwise) such that the High Plains System is expanded or extended to any production location (i.e., wellheads, fields or control tank batteries) for volumes of crude petroleum that TRMC is at that time paying TLO to gather by truck, then TRMC will be entitled to a reduction in the Minimum Volume Commitment to account for these new pipeline-gathered volumes, such reduction to be commensurate with the reduced truck gathering volumes and mutually agreed upon by the Parties.
     (e) At any time and from time to time, TRMC may request that TLO gather, transport and deliver volumes of crude petroleum to delivery points that are not on the High Plains System. In such an event, TRMC shall negotiate in good faith to establish an appropriate rate for delivery of such volumes to such other points of delivery, consistent with TLO’s costs of delivering such excess volumes, provided however, that such rate shall not be less than the rate specified in Section 5(a), adjusted as provided in Sections 5(c) and (d). If the Parties agree upon an appropriate rate, then TLO shall transport gather, transport and deliver such crude petroleum as requested, and such volumes shall be counted towards TRMC’s Minimum Volume Commitment.
3. INITIAL TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through April 30, 2013 (the “Initial Term”); provided, however, that this Agreement shall automatically renew for up to four (4) renewal terms of two (2) years each (each, an “Extension Period”) unless terminated (i) by either Party no later than ninety (90) days prior to the end of the Term; provided, however, that, during such ninety (90) day notice period, the Parties may negotiate in good faith to extend or renew the Term of this Agreement on terms and conditions mutually acceptable to the Parties, it being understood that if such an agreement to extend or renew is not agreed to by the Parties within such ninety (90) day notice period, this Agreement shall terminate one hundred eighty days after the expiration of such ninety (90) day period; or (ii) pursuant to Section 14 below. The Initial Term and any extensions thereof shall be referred to herein as the “Term”.
4. COMMENCEMENT DATE
The Parties anticipate that the “Commencement Date” will be April 26, 2011. The actual Commencement Date shall be the date specified by TLO in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.

5. FEES; ADJUSTMENTS; AND REIMBURSEMENT FOR CAPITAL EXPENDITURES
     (a) Trucking Rate: TRMC agrees to pay TLO $2.72 per Barrel for gathering Barrels and providing trucking, dispatch, delivery and accounting/data services under this Agreement (as adjusted herein, the “Trucking Rate”).
     (b) Tank Usage Rate: TRMC agrees to pay TLO a tank usage fee of $0.1445 per Barrel for all Barrels unloaded from trucks into TLO’s proprietary tanks located adjacent to injection points along the High Plains System (as adjusted herein, the “Tank Usage Rate”).
     (c) Index Based Rate Increases. The Trucking Rate and the Tank Usage Rate shall be increased on July 1 of each year of the Term, beginning on July 1, 2011, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.
     (d) Adjustments. TLO shall have the right to make the following adjustments for the account of TRMC:
(i)	a Monthly per Barrel adjustment to cover any increase (or decrease) in fuel prices (as determined by reference to the U.S. Energy Information Administration’s On-Highway Diesel Prices for the Rocky Mountain Region) incurred or experienced by TLO in connection with providing truck gathering services under this Agreement; provided, however, that such adjustment shall never be in an amount less than zero;

(ii)	a mileage-based adjustment on gathered Barrels to the extent that, in any Month, the average miles driven (on a per Barrel basis) by trucks dispatched by TLO during such Month increases (or decreases) by more than five percent (5%) over (or under) the average miles driven during the three (3) Month period immediately preceding such Month; provided, however, that such adjustment shall never be in an amount less than zero. The amount of such adjustment will be equal to an amount sufficient to reimburse TLO for, or give TRMC the benefit of, the actual costs associated with providing truck gathering services under this Agreement; and

(iii)	a Monthly surcharge on the services provided hereunder to cover TRMC’s proportionate share of the costs of complying with any new laws or regulations that affect the services provided to TRMC, if after TLO has made commercially reasonable efforts to mitigate the effect of such laws or regulations, such new laws or regulations require TLO to make substantial and unanticipated capital expenditures. TLO and TRMC will negotiate in good faith to agree on the level of such Monthly surcharge.

For the avoidance of doubt, the foregoing adjustments made pursuant to (i) through (iii) above are in addition to, and shall in no event ever reduce, the Trucking Rate.
     (e) Reimbursements. TRMC shall reimburse TLO for the following:
(i)	Actual costs of any capital expenditures TLO or THPP agrees to make at TRMC’s request to provide services hereunder, other than capital expenditures required for TLO to continue to provide those services specified hereunder; and

(ii)	All taxes (other than income taxes, gross receipt taxes and similar taxes) that TLO incurs on TRMC’s behalf for the services TLO provides to TRMC under this Agreement, if such reimbursement is not prohibited by law.
6. PAYMENTS
     (a) Payments for Minimum Volume Commitment, etc.: TLO shall invoice TRMC on a Monthly basis and TRMC shall pay all amounts due (including any Monthly Shortfall Payments, as defined herein, and payments for Excess Volumes) no later than ten (10) calendar days after TRMC’s receipt of TLO’s invoices. Any past due amounts owed by TRMC to TLO shall accrue interest, payable on demand, at the rate of eight percent (8.00%) per annum from the due date of the payment through the actual date of payment.
     (b) Monthly Shortfall Payment: If, during any Month, TRMC fails to request in good faith that TLO cause to be gathered an amount of crude petroleum equal to the Minimum Volume Commitment for such Month, then TRMC shall pay to TLO an amount equal to (i) the Monthly Volume Shortfall multiplied by (ii) the Trucking Rate for such Month (the “Monthly Shortfall Payment”). “Monthly Volume Shortfall” for any Month shall mean the volume of Barrels by which the product of the Minimum Volume Commitment multiplied by the number of days in any given Month, exceeds the Actual Barrels Gathered by TLO during such Month. The dollar amount of any Monthly Shortfall Payment included in the Monthly invoice described below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Credit”), and such Credit shall be applied in subsequent Monthly invoices against amounts owed by TRMC for Excess Volumes shipped by TRMC during any of the succeeding three (3) Months. Credits will be applied in the order in which such Credits accrue and any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April and must be applied prior to applying any Credit which accrues in February).
7. SERVICES PROVIDED BY TLO; VOLUME LOSSES
In consideration of TRMC’s Minimum Volume Commitment and the fees and charges specified in Section 5, the services provided by TLO pursuant to this Agreement shall only include the gathering, scheduling, loading, transporting, and delivering of crude petroleum to TLO’s truck unloading facilities for movement into the High Plains System and other destinations upon mutual agreement as provided herein, as well as accounting and data services with respect to the foregoing. Further, TLO shall ensure that all transport vehicles used will be clean and free of contaminants, will be in compliance with all state and federal laws and regulations and designated as the proper container for the crude petroleum being transported. TLO will also ensure that all drivers of these transport vehicles will be adequately trained and qualified to perform the services stated herein.
     (a) Scheduling/Dispatch/Pick-Up: Requests for the gathering of crude petroleum under this Agreement shall be made by TRMC or its crude petroleum suppliers on a “call and demand” basis. TLO will schedule and dispatch all pick-ups of crude petroleum requested by TRMC or its crude petroleum suppliers on such “call and demand” basis.
     (b) Loading/Transporting: TLO shall load only that crude petroleum which it is authorized to load pursuant to directions received from TRMC and its crude petroleum suppliers or in accordance with this Agreement. The quality and quantity of the crude petroleum received by TLO shall be determined by sampling, verification and measurement conducted by TLO or THHP. TLO shall not mix different grades of crude petroleum, unless authorized by TRMC, or adulterate the crude petroleum with motor fuel or with any chemical or other material whatsoever. The crude petroleum hauled on a transport truck or stored in a TLO tank facility prior to loading a new delivery must be compatible with the crude petroleum that is being loaded or stored so as to not cause contamination of loaded or stored crude petroleum. TRMC as part of its quality control may test the quality of crude petroleum delivered by TLO. TLO agrees to abide by the quality control procedures mutually agreed by the parties from time to time. TRMC shall at all times retain title to the crude petroleum gathered, transported and delivered by TLO hereunder and shall remain responsible for all risk of loss, damage, deterioration, or contamination as to such crude petroleum, except for that caused by the gross negligence, willful misconduct or breach of this Agreement by TLO, its agents, employees or contractors.
     (c) Delivery: Immediately upon receipt of crude petroleum from any designated pick-up location, TLO shall safely and expeditiously transport the crude petroleum to its applicable truck unloading facility or other mutually agreed-upon destination as provided for in Section 2(e). Upon arrival at such truck unloading facility or such other mutually agreed-upon destination, TLO shall unload the crude petroleum in compliance with this Agreement unless otherwise specified in writing.
     (d) Accounting/Data Services: TLO shall maintain a true and correct set of records to include but not be limited to, invoices, bills of lading, receipt tickets, transportation records, and delivery tickets; showing the date, crude petroleum amounts, receipt location and delivery location for all crude petroleum transported, and sufficient other detail to permit reasonable verification or correction of any charges to TRMC hereunder. TLO will provide TRMC with a secure electronic data feed, which shall accurately report all the above information and other information mutually agreed upon by the Parties on a current daily basis. TLO shall maintain such records for a period not less than five (5) years after performance of services hereunder pursuant to its corporate retention policy. TRMC, or its representatives, may, from time to time, at TRMC’s expense, audit any such records and TLO agrees to permit TRMC, or its representative, access to examine and audit such records at all reasonable times. TLO shall promptly refund to TRMC any amounts paid by TRMC in excess of amounts properly payable under the terms of the Agreement.
     (e) Volume Losses: TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the handling and transporting of crude petroleum through trucks that TLO dispatches, except if such losses are caused by the gross negligence, willful misconduct or breach of this Agreement of TLO, its agents, employees or contractors, as further described in Section 12 herein.
8. SAFETY/PREVENTION
TLO agrees that transportation services provided hereunder shall be conducted in a safe manner which meets or exceeds regulatory and industry standards for transportation of crude petroleum. TLO shall comply with all applicable federal, state, and local rules, regulations and orders as well as TMRC’s rules, policies and procedures regarding safety, delivery, health, and fire protection. TLO shall only use vehicles under this Agreement that meet all requirements and standards promulgated by applicable regulatory authorities, including but not limited to, the Department of Transportation, the Occupational Safety and Health Administration, and the Environmental Protection Agency. TLO shall only use under this Agreement such employees that have been properly instructed, trained and certified as to the characteristics and safe loading, handling, hauling, delivery, and unloading methods associated with crude petroleum. TLO shall ensure that its employees comply with all safety rules to avoid, injury to workers and others, and damage to equipment and property.

9. ACCIDENT REPORTING/HAZARDOUS CONDITIONS
TLO shall use its best efforts to reduce and minimize accidents arising in connection with the services and shall promptly report to TRMC all accidents or occurrences resulting in injuries to the General Partner’s employees or third parties and damage to TRMC’s or third parties’ property, arising out of or during the performance of services under this Agreement. All incidents such as spills, property damage or injury shall be immediately reported to the applicable truck unloading facility’s attendant and to CHEMTREC at 1-800-424-9300, Customer Number 22014. The numbers provided herein may be revised by TRMC and shall become effective upon notice to TLO. TLO shall provide TRMC a written incident report within twenty-four (24) hours of the accident or occurrence, followed promptly by any material information that becomes reasonably available to TLO with respect thereto. In the event there is a release of crude petroleum or damage to the environment, TLO shall clean up such spill and remediate such damage in accordance with applicable governmental laws or regulations, and if a Clean and Clear letter from the applicable oversight agency is provided to TLO, a copy of such Clean and Clear letter will be sent TRMC promptly after its receipt thereof. TLO shall inform TRMC of any notices, warnings, or asserted violations issued by any Governmental Authorities relative to any service performed by TLO pursuant to this Agreement. In the event TLO becomes aware of any environmental, health or safety conditions that violate any laws or regulations or any other conditions concerning the truck unloading facilities, any of TRMC’s premises or facilities that create a hazardous condition, TLO shall immediately provide TRMC with telephonic notice at the numbers set forth herein, informing TRMC about the details of the condition.
TLO shall use its best efforts to prevent and minimize hazardous conditions arising as a result of its services. TLO shall clean up all crude petroleum spills if any, and debris originating from the transport truck before leaving the site. Upon request, TLO shall provide a copy of the spill contingency plans to TRMC, and TLO must meet minimum requirements for rapid response and short-term containment. If TRMC believes TLO does not respond in a proportionate and urgent manner to any type of hazard, TRMC may respond and any such response shall not be considered an act as a volunteer, and TLO will be liable for the cost of the TRMC response.
10. SPILL PREVENTION AND RESPONSE PLAN
TLO must have a written Spill Prevention and Response Plan for each of its storage facilities and otherwise in accordance with HMR, 49 CFR Parts 130.1-130.33. TLO must provide TRMC with a copy of the written plan and a letter stating their employees have been properly trained in accordance with the plan and the above regulation.
11. INSURANCE
TLO shall, at its sole cost and expense, obtain and maintain in force during the term of this Agreement, the insurance set forth on Exhibit A, and abide by the terms and conditions specified therein. Notwithstanding the foregoing, it is agreed and acknowledged by the Parties that the fees and other charges provided herein do not include any insurance on TRMC’s crude petroleum while in the custody of TLO, which insurance will be the responsibility of TRMC. Except as otherwise specifically provided for in this Agreement, TLO shall not be responsible for any type of casualty or other loss to TRMC’s crude petroleum.
12. INDEMNITY
     (a) Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to: (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its carriers, contractors, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the trucking gathering and storage operations and the services provided hereunder, and, as applicable, its contractors, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TRMC due to violations of this Agreement by TLO, or, as applicable, its customers, representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.
     (b) Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and, and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to: (i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, contractors, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC in connection with TRMC’s and it’s customers’ use of the trucking, gathering and storage operations and the services provided hereunder and TRMC’s crude petroleum unloaded and stored hereunder, and, as applicable, its contractors, carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO.
13. LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

14. TERMINATION; RIGHT TO ENTER NEW AGREEMENT
     (a) Termination for Default. A Party shall be in default under this Agreement if:
     (i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party;
     (ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or
     If any of the Parties is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (1) notwithstanding the terms of Section 3, terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.
     (b) Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (x) a default by TRMC, and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 16, TRMC shall have the right to require TLO to enter into a new trucking transportation services agreement with TRMC that (1) is consistent with the terms set forth in this Agreement, and (2) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new trucking transportation services agreement shall not extend beyond April 30, 2031.
15. FORCE MAJEURE
     (a) As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”).
     (b) TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure that prevents TLO from gathering the Minimum Volume Commitment hereunder and delivering such Minimum Volume Commitment into the High Plains System. If, for reasons of Force Majeure, TLO is prevented from gathering volumes equal to the full Minimum Volume Commitment, then TRMC’s obligation to cause TLO to gather the Minimum Volume Commitment shall be reduced to the extent that TLO is prevented from gathering the full Minimum Volume Commitment. At such time as TLO is capable of gathering volumes equal to the Minimum Throughput Commitment, TRMC’s obligation to ship the full Minimum Volume Commitment shall be restored.

16. SUSPENSION OF REFINERY OPERATIONS
     (a) In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Mandan Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two (2) Months prior to the expiration of the Notice Period, its intent to resume operations at the Mandan Refinery, then the Suspension Notice shall be deemed revoked, and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
     (b) If refining operations at the Mandan Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then TRMC shall remain liable for Monthly Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days prior written notice of any suspension of operations at the Mandan Refinery due to a planned turnaround or scheduled maintenance.
17. COMPLIANCE WITH LAWS
Both Parties, in carrying out the terms and provisions of this Agreement, shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.
Prior to transporting any crude petroleum covered hereunder, TLO shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the crude petroleum received if required by 49 CFR 172.204, or such other certification(s) as may be required by applicable law:
“This is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation.
TLO hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specification and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”
TLO shall secure and maintain current all required permits, licenses, certificates, and approvals for the services. TLO and any authorized subcontractors shall specifically comply with all applicable federal, state, and local environmental, employment, safety and zoning laws, rules, and regulations as from time to time amended.
18. GOVERNMENT REGULATION
     (a) Crude Petroleum Certification. Each Party certifies that none of the crude petroleum covered by this Agreement will be produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any Governmental Authority having jurisdiction in the premises.
     (b) Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affect the crude petroleum gathered hereunder, or any receipt, throughput, delivery, transportation, handling or storage of crude petroleum hereunder or the ownership, operation or condition of the gathering operation, trucks and truck unloading facilities. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities, and, including without limitation any and all required certifications required by the Department of Transportation. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement, shall immediately be modified to conform the action or obligation so adversely affected to the requirements Applicable Law, and all other provisions of the Agreement shall remain effective.
     (c) New Or Changed Applicable Law: If during the Term, any new Applicable Law becomes effective or any existing Applicable Law are or its interpretations is materially changed, which change is not addressed by another provision of this Agreement and has a material adverse economic impact upon a Party either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
19. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
     (a) TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however: that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Mandan Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
     (b) TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of TLO’s truck gathering operation so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement, (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment, and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.
     (c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     (d) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control.
20. NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) by e-mail on the next business day after delivery, if receipt is confirmed, (iii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (iv) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Ralph J. Grimmer, Vice President, Logistics
phone: (210) 626-4379
fax: (210) 745-4631
email: Ralph.J.Grimmer@tsocorp.com
If to TLO, to:
Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Victoria R. Somers, Contracts Administrator — Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
21. CONFIDENTIAL INFORMATION
     (a) Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 21. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
          (i) is available, or becomes available, to the general public without fault of the receiving Party;

          (ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TMRC that was in the possession of TLO or any of its Affiliates as a result of their ownership or operation of the TRMC’s logistics assets prior to the Commencement Date);
          (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
          (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 21, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
     (b) Required Disclosure. Notwithstanding Section 21(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
     (c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with such destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 21, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
     (d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

     (e) Survival. The obligation of confidentiality under this Section 21 shall survive the termination of this Agreement for a period of two (2) years.
22. MISCELLANEOUS
     (a) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
     (b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     (c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
     (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
     (f) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

     (g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER.
     (h) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING AND MARKETING COMPANY
By:	/s/ Gregory J. Goff
	Name:	Gregory J. Goff
	Title:	President

TESORO LOGISTICS OPERATIONS LLC
By:	TESORO LOGISTICS LP, its sole member

By:	TESORO LOGISTICS GP, LLC, its general partner

By:	/s/ Phillip M. Anderson
	Name:	Phillip M. Anderson
	Title:	President

Signature Page to
Trucking Transportation Services Agreement

SCHEDULE I
TLO Truck Unloading Facilities

Location	Storage Tanks
Putnam	Three 400 bbl tanks
Fairview	Four 400 bbl tanks
Poker Jim	Two 400 bbl tanks
Sidney	Two 400 bbl tanks
Alexander	Two 400 bbl tanks
Cartwright	One 5,000 bbl tank
Treetop	Three 400 bbl tanks
Little Knife	One 10,000 bbl tank
Connolly	Four 400 bbl tanks
Blue Buttes	Three 400 bbl tanks
Tioga	Three 400 bbl tanks
Lignite	Three 400 bbl tanks
Charlson	One 400 bbl tank
Schedule I

EXHIBIT A
Section 11 Insurance Requirements
     At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” basis, TLO and/or any of its third party carriers (if applicable)(“Carrier”) shall maintain at their expense the below listed insurance in the amounts specified below which are minimum requirements. TLO shall require that Carrier cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and TLO shall be liable to TRMC for their failure to do so. Such insurance shall provide coverage to TRMC and such policies, other than Worker’s Compensation Insurance, shall include TRMC as an additional insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TRMC, and eligible to do business in the states where the gathering operations are located and having and maintaining an A.M. Best financial strength rating of no less than “A-“and financial size rating no less than “VII”; provided that TLO and/or the Carrier may procure worker’s compensation insurance from the state fund of the state where the gathering operations are located.
(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the gathering operations are located, in limits not less than statutory requirements;

(ii)	Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)	Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TRMC or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TLO;

(iv)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TLO or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v)	Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)	Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)	Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TLO’s owned property; including personal property of others.
     (b) All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TRMC, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
     (c) Upon execution of this Agreement and prior to the operation of any equipment by TLO, Carrier or its authorized drivers, TLO and/or Carrier will furnish to TRMC, and at least annually thereafter (or at any other times upon request by TRMC) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TRMC and shall provide that there will be no material change in or cancellation of the policies unless TRMC is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TRMC prior to policy expiration.
     (d) TLO and/or Carrier shall be solely responsible for any deductibles or self-insured retention.